Exhibit 99.1

SMTC Enters Agreement for Acquisition of ZF Array Technology

Leading electronics manufacturer to broaden footprint in San Jose, California

TORONTO – September 1, 2011 — SMTC Corporation (Nasdaq: SMTX, TSX: SMX), a global electronics manufacturing services provider, today announced that it has agreed to acquire the outstanding shares of ZF Array Technology, Incorporated, a privately held electronics manufacturing services provider, with operations in San Jose, California and China. ZF specializes in manufacturing complex electronics equipment and providing systems integration services for some of the world’s leading telecommunication, wireless and life science equipment manufacturers. The business generated revenues of approximately $27.8 million and EBITDA of approximately $1.7 million for the year ended December 31, 2010, and currently employs 71 people. The acquisition will broaden SMTC’s footprint in the heart of Silicon Valley and on the West Coast by offering expanded regional capabilities. Through this new acquisition SMTC will enhance and expand engineering and operational capabilities in Prototype Development, New Product Introduction, RF capabilities, Burn-in and Structural Test services to both new and existing customers.

Co-CEO Alex Walker stated, “This transaction is part of SMTC’s strategy to grow and diversify its revenue base via accretive acquisitions, and is exemplary of our ability to quickly capitalize on attractive acquisition opportunities.” The purchase price is expected to be approximately $9.1 million, of which approximately $2.4 million is composed of a 2-year performance based earn out. The deal will be financed from the company’s credit facility and from cash on hand. ZF’s San Jose facility is located in close proximity to SMTC’s San Jose facility, and one-time costs of approximately $1.5 million are anticipated in the integration of the two facilities and workforces. Resultant cost savings from synergies achieved from this combination are anticipated to exceed $1 million annually, and will kick into full effect by the end of Q4. Pursuant to this acquisition, we now expect to generate approximately $3 million (excluding deal costs) in EBITDA in Q4 2011, and to end our fiscal year with net debt in the low teens (in $ millions). The senior management team and employees of ZF will join SMTC, with Bob Zinn, ZF’s CEO and majority owner continuing on in an executive advisory and business development capacity.

“The acquisition of ZF’s operations in California will significantly strengthen SMTC’s market offering, providing our customers with expanded capability in complex radio frequency engineering and systems integration services,” said co-CEO Claude Germain. “The design, engineering, and technical depth of these operations will significantly bolster and differentiate SMTC in San Jose.”

Bob Zinn stated, “This deal will go a long way towards enhancing our collective presence, with expanded offerings and capabilities for both companies’ customers. ZF and SMTC share a strong commitment to superior customer service and it is for this reason that our clients will feel right at home with SMTC.” Mr. Zinn went on to state, “My team and I are very excited to join SMTC and look forward to further expansion in the region.”

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, and Mexico, and a partnering relationship in China, with more than 1,000 full-time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

For further information:

Jane Todd

Senior Vice President, Finance and Chief Financial Officer,

(905) 479-1877, ext 2465

Email: jane.todd@smtc.com